Exhibit 3.1(t)

New Jersey Department of State

Division of Commercial Recording

Certificate of Formation, Limited Liability Company

This form may be used to record the formation of a Limited Liability Company under and by virtue of New Jersey State law.  Applicants must insure strict compliance with NJSA 42, the New Jersey Limited Liability Company Act, and insure that all applicable filing requirements are met.  This form is intended to simplify filing with the Secretary of State.  Applicants are advised to seek out private legal assistance before submitting filings to the Secretary’s office.

1.                                       Name of Limited Liability Company:   Conversent Communications of New Jersey, LLC

2.                                       The purpose for which this Limited Liability Company is organized is:

Provide telecommunications services

3.                                       Date of formation:  Upon filing of this Certificate with the New Jersey Department of State.

4.                                       Registered Agent Name & Address (must be in NJ):

The Corporation Trust Company

820 Bear Tavern Road

West Trenton, NJ  08628

5.                                       Dissolution date:  Perpetual

6.                                       Other provisions (list below or attach to certificate):

The undersigned represent(s) that this Limited Liability Company has two or more members, and that this filing complies with requirements detailed in NJSA 42.  The undersigned hereby attest(s) that they are authorized to sign this certificate on behalf of the Limited Liability Company.

Name	Date
October 15, 1999